                                  EXHIBIT 4.2

                                 [LETTERHEAD]



July 24, 1997


(415) 765-2614


Ms. Delight Saxton
Chief Financial Officer and
Vice President of Administration
McGrath RentCorp
2500 Grant Avenue
San Lorenzo, CA 94580

Re: Credit available (at Bank's discretion) pursuant to that certain $5,000,000.00 Optional Advance Facility Letter ("Facility Letter") from Union Bank of California, N.A., formerly The Bank of California, N.A. ("Bank") to McGrath RentCorp, a California corporation ("Borrower") dated October 16, 1996, as extended by an extension letter dated June 27, 1997, and further evidenced by that certain Optional Advance Note dated October 16, 1996, executed by Borrower to the order of Bank, as extended by an extension letter dated June 27, 1997 ("Optional Advance Note").

Dear Ms. Saxton:

Pursuant to the Facility Letter the Bank expressed its general willingness to extend credit to the Borrower. Capitalized terms used herein shall have the meanings given them in the Facility Letter and Optional Advance Note.

Bank and Borrower mutually desire to amend the Facility Letter and the Optional Advance Note in certain respects, and hereby agree as follows:

     The date "June 30, 1997" which appears in the first unnumbered paragraph of the Facility Letter, in the first unnumbered paragraph of the Optional Advance Note, and in paragraph 2.b. of the Optional Advance Note (as extended by the extension letter described above) is hereby amended to "June 30, 1998".

     The second sentence of the first unnumbered paragraph of the Facility Letter is hereby amended to read as follows: "The term 'Agreement' as used herein shall mean the Credit Agreement dated as of July 10, 1997, between Borrower, Bank, Bank of America, National Trust & Savings Association, and Fleet Bank, N.A., and shall include any amendments thereto as are agreed to by Bank as set forth below."

     The following phrase in the first sentence of section (iii) of the Facility Letter: "under Articles 6, 7, and 8 of the Agreement is hereby deleted and replaced with the following: under Articles 6, 7, 8 and 11 of the Agreement (and including any definitions and related provisions) of the Agreement."

Ms. Delight Saxton
7/24/97
Page 2

     The second and third sentences of section (iii) of the Facility Letter are deleted and replaced with the following: "Delivery to Bank of the financial statements and other documents pursuant to Section 7.3 of the Agreement shall be deemed delivery thereof to Bank for the purposes of this Facility."

     Section (b) of the first sentence of paragraph 5 of the Optional Advance
     Note is amended to read as follows: "(b) the occurrence of an Event of Default as defined in the Agreement, or."

     The following sentence is added at the end of paragraph 6 of the Optional Advance Note: "The capitalized terms used but not defined in this note shall have the meanings given them in such facility letter."

     The following sentence is deleted from paragraph 6 of the Optional Advance Note: "This note incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank". The following is added as a new final paragraph to the Facility Letter:

          BORROWER AND BANK HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS FACILITY LETTER, THE NOTE OR ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND ANY SUCH CLAIM, DEMAND ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. BORROWER OR BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THIS CONSENT OF BORROWER AND BANK TO WAIVE THEIR RIGHT TO TRIAL BY JURY.

Except as specifically provided herein, all terms and conditions of the Facility Letter and Optional Advance Note remain in full force and effect, without waiver or modification. Borrower hereby confirms all terms and conditions contained in the Facility Letter. Further, Borrower certifies that, as of the date of this letter, there exists neither (i) any material adverse change to Borrower, its business, the property, or to any guarantor, nor (ii) any material misrepresentation or omission in any of the information or materials submitted by Borrower to Bank in connection with the Facility, nor (iii) any condition, act or event which with the giving of notice or the passage of time or both would constitute a material adverse change, misrepresentation or omission.

BORROWER ACKNOWLEDGES THAT THE FACILITY IS NOT A COMMITTED FACILITY. IN ITS SOLE DISCRETION, FOR ANY REASON OR FOR NO REASON AND WITH OR WITHOUT NOTICE, BANK MAY DECLINE TO MAKE ANY OR ALL REQUESTED

Ms. Delight Saxton
7/24/97
Page 3

ADVANCES UNDER THE FACILITY, MAY DECLINE TO CONTINUE OR FURTHER RENEW THE FACILITY, AND MAY TERMINATE THE FACILITY AT ANY TIME.

Please indicate acceptance of the terms of this letter amendment by executing the enclosed copy and returning it to me no later than the Bank's close of business on July 25, 1997, at which time, unless the executed copy is received, the amendments contained herein shall expire.

Yours truly,

Union Bank of California, N.A.

By:  /s/ Robert John Vernagallo
   -------------------------------
       Robert John Vernagallo,
       Vice President


ACCEPTED AND AGREED:

MCGRATH RENTCORP, a
California corporation


By: /s/ Delight Saxton
   ---------------------------------

Title:  Vice President of Admin
      ------------------------------

By:  /s/ Thomas J. Sauer
   ---------------------------------

Title:  Vice President
      ------------------------------

Date:        July 29          , 1997
     -------------------------